EXHIBIT 99.1

CONTACT: James Weil, CEO
(650) 269-1728
jamesweil@hotmail.com

Calico Commerce, Inc. Announces
Bankruptcy Court Approval of its Disclosure Statement

July 7, 2003, San Jose, California — Calico Commerce, Inc., announced today that on June 27, 2003, the U.S. Bankruptcy Court approved the Disclosure Statement relating to the joint Plan of Reorganization filed by Calico and its Official Committee of Equity Security Holders, enabling the Company to commence soliciting approval of the Plan.

The Company and the Equity or Committee filed the Plan and Disclosure Statement on June 30, 2003, and expect to distribute voting materials to affected parties beginning on or about July 10, 2003. A hearing before the Bankruptcy Court on confirmation of the Plan is expected on August 14, 2003.

The plan provides for the payment in full of all undisputed, non-contingent claims of creditors against the Company, with all remaining assets to be distributed to the Company’s stockholders.

The Plan also provides for resolution of the class claim filed in the Company’s chapter 11 case by the plaintiffs in the IPO laddering class action lawsuit pending in the United States District Court for the Southern District of New York. The Plan incorporates a compromise reached in principle between the Company, the Equity Committee, counsel for the class action plaintiffs, and the director-defendants who had filed indemnity claims against the Company. The compromise provides that jurisdiction and venue over the class action claim will be transferred for settlement or judgment to the District Court. The sole sources of recovery on the claim are to be the proceeds of directors’ and officers’ insurance policies issued to the Company, and certain potential claims to be assigned by the Company to a Litigation Trust established for the benefit of the plaintiffs holding the class action claim. These terms are consistent with the global settlement agreement between the plaintiffs and the issuer defendants in the over 300 consolidated IPO laddering lawsuits announced by the Plaintiffs’ Executive Committee on June 26, 2003.

After confirmation of the Plan of Reorganization, distribution to creditors and equity holders, final resolution of the securities class action litigation, and entry of the final decree in the bankruptcy proceeding, the Company expects to dissolve.

Copies of the Plan and Disclosure Statement can be obtained by contacting the Company’s noticing agent, Poorman-Douglas, Corporation, at 877-205-2137.

Calico Commerce filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code on December 14, 2001, after executing an agreement to sell substantially all of its operating assets to PeopleSoft, Inc.

This press release contains forward-looking statements regarding the proposed settlement and resolution of the class claim and of the expected dissolution of the Company. Actual results could differ materially from those contained in the forward-looking statements. Factors that could cause actual results to differ materially include the Bankruptcy Court’s approval of the plan of reorganization and the District Court’s approval of the global settlement in the IPO laddering cases. For additional information regarding these and other risks, please consult the Company’s filings with the Securities & Exchange Commission, which can be obtained at www.sec.gov.

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